Exhibit 10.2

October 1, 2016

Helen Quinn

Dear Helen,

On behalf of FTD Companies, Inc. (“FTD” or the “Company”), I am pleased to confirm that effective October 1, 2016, you will report directly to Robert Apatoff, President and Chief Executive Officer of FTD, in your new position of Executive Vice President, US Consumer Floral.

The following supersedes any prior understandings or agreements regarding your employment.  Your position will be based in our Downers Grove, IL office (with frequent travel to the San Diego, California office contemplated).  This offer and your employment relationship will be subject to the terms and conditions of this letter.

Compensation.  Your salary will be $305,000 (US Dollars) on an annualized basis, less applicable withholdings, payable bi-weekly in accordance with the Company’s normal payroll practices.

Discretionary Bonus Program.  For the calendar year ending December 31, 2016 your discretionary bonus will increase from 50% to 70% of your earned base salary, prorated as follows:

•	January 2016 – June 2016 will be prorated and calculated at 0-50% using your earner base salary during that time.

•	July 2016 – December 2016 will be prorated and calculated at 0-70% using your earned based salary during that time.

The bonus amount for which you are eligible will be based on a number of factors which may include some or all of the following: (1) the performance (financial and otherwise) of the Company; (2) the performance (financial and otherwise) of the applicable Company Division/Department; and (3) your own personal performance and achievements.  In addition, part of the bonus amount for 2016 will be based upon specific deliverables agreed upon with the President and Chief Executive Officer of FTD.  All bonus eligibility and bonus amount determinations will be at FTD’s sole discretion and may be subject to change at any time and from time to time.  You must be employed by FTD at the time of payment of bonuses in order to receive a bonus.

Participation in FTD Equity Incentive Plan:

•

Annual RSU Grant. As part of your compensation package, it will be recommended to the Company’s Board of Directors or an appropriate committee thereof that you receive an annual grant of 7,000 of FTD’s restricted stock units, vesting in equal installments over the four (4) year period from the date of the grant.  You will be eligible for annual equity grants at the same time annual grants are made to other FTD employees.

•

General Equity Provisions. Any awards of restricted stock units or stock options shall be subject to approval of the Board of Directors and/or applicable committee thereof.  If restricted stock units are awarded, shares of such stock will be issued to you in installments as the units vest.  All restricted stock units and stock options will be subject to the terms and conditions of the Company’s standard issuance agreements, the applicable stock incentive plan and related documents, all of which will be posted to your Fidelity Investments account.

Fringe Benefits.  You will also be eligible for all fringe benefits available to other regular full-time Company employees, including medical, dental, and vision insurance, in accordance with the Company’s benefit plans.  Benefits also include a 401(k) Savings Plan, in which the Company generally will make a discretionary contribution of 50% of the first 6% of eligible compensation that you contribute to the Plan.  Also, an Employee Stock Purchase Program is offered where employees can purchase Company stock at a 15% discount.  Details about the 401(k) Plan, the ESPP and other Company benefits are set forth in their respective Plan Documents.  Your years of service will be taken into account for your annual accrual paid time off.  It is also contemplated that the Company will provide you with a suitable make whole to take into account the difference between the Company’s 401(k) match in the US and the contributions made pursuant to the pension scheme in the UK – this is currently under review.  The Company reserves the right to change or eliminate any of these benefits on a prospective basis, at any time.

Relocation.  To assist you with your move to the Chicago area, the Company will cover the costs associated with the move in accordance to our Relocation Policy.  Details about the Relocation Policy are available from HR and include a requirement to sign a Relocation Repayment Agreement as a condition of accepting this benefit.  General relocation components consist of transportation for you and your spouse from your current location to the Chicago area for your final move; one house hunting trip with your spouse; transportation of household goods; storage of household goods if needed for up to six (6) months; one-time tax gross up; and reimbursement for up to three (3) months’ rent for your house in Lincolnshire (£1,800/month).  It’s contemplated that your move to the Chicago area will be completed by your start date.  Relocation reimbursement for your move is repayable by you if your employment ends (other than pursuant to termination by the Company without cause) prior to 12 months from your start date.

Temporary Living Stipend.  A monthly stipend of $3,000 will be provided to you through December 31, 2016 to help offset temporary living expenses.  It is also contemplated that FTD will secure a permanent rental apartment in the San Diego area to serve as housing for you while working out of the San Diego, California office.

Additional Benefits.  An additional monthly stipend of $500 will be provided to you for a period of 24 months from your start date to help offset the loss of your UK car allowance.

At-will Employment Relationship.  The Company is excited about your joining and looks forward to a beneficial and productive relationship.  Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

Contingencies.  Employment with the Company is conditioned on the following:

•

You are required to read, sign and abide by the Employee Proprietary Information and Inventions Agreement which is enclosed; You agree to familiarize yourself with the Company’s policies, rules and directives;

•	For purposes of federal immigration law, you will be required to show the Company original documents that verify your identity and your legal right to work in the United

States or otherwise obtain an appropriate visa.  If such documentation and/or visa is not provided within an appropriate time, our employment relationship with you may be terminated.  The Company has agreed to pay expenses related to obtaining a L1 Visa for an inter-company transfer.

Severance.  Although your employment is terminable at will, and the Company may terminate your employment without cause at any time (such termination by the Company referred to herein as a “Termination Event”), the Company will provide at least fifteen (15) calendar days’ advance written notice of a termination without cause to Employee.  In the event a Termination Event occurs, you will receive your base salary then in effect, prorated to the date of termination, and a “Severance Payment” equivalent to (i) 18 months of your base salary if the Termination Event occurs within 24 months’ of your start date or (ii) 12 months of your base salary if the Termination Event occurs on or after 24 months’ from your start date.

The severance payment will be based upon your base salary then in effect, will be reduced by  all legally required deductions and will be payable over the above stated period (i.e., 18 months or 12 months, as applicable) in accordance with Company’s regular payroll cycle, provided that you  execute a full general release (in form and substance satisfactory to the Company), releasing all claims, other than vested retirement and pension benefits, if any, known or unknown, that you may have against the Company arising out of or any way related to you employment or termination of employment with the Company.

Mutual Agreement to Arbitrate Disputes.  In the event of any dispute or claim relating to or arising out of our employment relationship, the terms of the relationship or its termination, you and the Company agree that (i) any and all such disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, (v) you are waiving any right to bring or participate in a class, collective or other representative proceeding, either in court or in the arbitration, and (vi) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.  This agreement to arbitrate does not cover any claims where, pursuant to applicable law, the claim must be processed under a different procedure, claims for state unemployment insurance,  claims under the National Labor Relations Act and claims brought by the Company to enforce the provisions of the “Employee Proprietary Information And Inventions Agreement”; further, nothing herein precludes you from filing a charge, from participating in an administrative investigation of a charge, or from conciliating a charge before an appropriate government commission, body, or agency, be it federal, state or local, including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board. Further, nothing in this Agreement to arbitrate precludes the Company from filing a claim in state or federal court for an injunction or other equitable and monetary relief to enforce the provisions of the Employee Proprietary Information and Inventions Agreement entered into between you and the Company.  The arbitration shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time the demand for arbitration is made, except where those rules conflict with this provision, in which case the terms of this provision control. Your obligation to arbitrate under this provision shall survive the termination of the employer-employee relationship between you and the Company. Unless you and the Company agree otherwise in writing, the arbitration shall be held in Downers Grove, IL. The arbitrator shall apply the Illinois law, without regard to conflict of laws principles. If any party is required to file a lawsuit to compel arbitration pursuant to this provision, or defend against a lawsuit filed in court contrary to this provision's mandatory arbitration provision, such party, if successful, shall be entitled to recover his, her or its reasonable costs and attorneys' fees incurred in such an action, including costs and attorney' fees incurred in any appeal.

Entire Agreement.  This letter, along with your Employee Proprietary Information and Inventions Agreement and the Relocation Repayment Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company's President and Chief Executive Officer and you.  Following your acceptance of this letter, we will prepare appropriate documentation as needed to terminate your UK services agreement.

To indicate your acceptance of the Company’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it at your earliest convenience..

We hope your employment with the Company will prove mutually rewarding and we look forward to welcoming you as part of the FTD Team in the US!

Sincerely,

/s/ Robert Apatoff
Robert Apatoff
President and Chief Executive Officer

***

I have read this offer letter in its entirety and agree to the terms and conditions of employment described in these documents.  I understand and agree that my employment with the Company is at-will.  No representative of the Company other than the President and Chief Executive Officer of FTD may alter this at-will relationship, and any such change must be in writing and signed by the parties. I further understand and agree that if my employment with the Company ends (other than pursuant to termination by the Company without cause) within the first twelve (12) months of my employment, I will reimburse the Company for the full amount of the relocation cost reimbursement that I received from the Company.

Dated:	October 1, 2016	/s/ Helen Quinn
Helen Quinn